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                                                                  Exhibit 5.01


                 [LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]




                                                       July 28, 1999


Board of Directors
CK Witco Corporation
One Station Place, Metro Center
Stamford, Connecticut 06902

         Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

         This opinion is furnished to you in connection with the registration statement on Form S-4 (the "Registration Statement") filed on July 28, 1999 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 54,527,800 shares of common stock, $0.01 par value per share (the "Shares"), of CK Witco Corporation (formerly known as Park Merger Co.), a Delaware corporation (the "Company").
The Shares are to be issued in connection with the Agreement and Plan of Reorganization dated as of May 31, 1999, as amended (the "Agreement"), by and among Crompton & Knowles Corporation, a Massachusetts corporation ("Crompton"); the Company; and Witco Corporation, a Delaware corporation ("Witco" and, together with Crompton and the Company, and all successors thereto, the "Parties").

         We have acted as counsel for the Company in connection with the issuance of the Shares pursuant to the Agreement. For purposes of this opinion, we have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

         Based upon the foregoing, we are of the opinion that, assuming that the shareholders of both Crompton and Witco approve the Agreement in the manner contemplated in the Registration Statement, the Shares being issued by the Company will have been duly authorized and, when issued in accordance with the Agreement, will be legally issued, fully paid and nonassessable.


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         Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware and the laws of the United States of America to the extent referred to specifically herein.

         We hereby consent to the filing of this opinion as part of the Registration Statement, including but not limited to as an exhibit thereto, and to the use of our name therein and in the related joint proxy statement/prospectus under the caption "Legal Matters." In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933 or within the category of persons whose consent is required by Section 7 of such Act.

         This opinion is to be used only in connection with the issuance of the Shares while the Registration Statement is in effect.


                                              Very truly yours,



                                              /s/ WACHTELL, LIPTON, ROSEN & KATZ